NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following security issued by Safety First Trust Series 2007-3 formerly Safety First Trust Series 2006-4 (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Principal-Protected Trust Certificates Linked to the Dow Jones
Industrial Average, the Dow Jones EURO STOXX 50 Index, the Nikkei
225 Stock Average and the S&P BRIC 40 Index Due July 11, 2012.
(suspended: 7/11/2012) symbol: AKE

Note, as indicated by the registration statement filed on May
25, 2007, the name of the issuer was changed to Safety First Trust Series 2007-3 from Safety First Trust Series 2006-4 although the CIK number, 0001367008, continues to represent Safety First Trust Series 2006-4.

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the above issue has matured. Accordingly,trading in the issue was suspended before the opening on such maturity date.